Exhibit 99.1

Kenexa Announces Financial Results for Third-Quarter 2005

WAYNE, PA – November 1, 2005 — Kenexa (Nasdaq: KNXA), a leading provider of software, services and proprietary content that enable organizations to more effectively recruit and retain employees, today announced its operating results for the third quarter ended September 30, 2005.

For the third quarter of 2005, Kenexa reported total revenue of $17.2 million, representing an increase of 45% over the $11.9 million recorded for the corresponding quarter of 2004. Subscription revenue and professional services and other revenue for the quarter increased 43% and 51%, respectively, over the third quarter of 2004, to $13.4 million and $3.9 million, respectively.

Rudy Karsan, Chief Executive Officer of Kenexa, stated, “We are very pleased with the Company’s performance in the third quarter, which represented the third consecutive quarter our total revenue growth has been at 40% or greater.” Karsan added, “The talent management market is growing in strategic importance and our unique combination of software, content, outsourcing and services is proving to be a major competitive advantage and key to our success.”

Kenexa’s income from operations before income tax and interest expense, determined in accordance with generally accepted accounting principles (GAAP), was $2.6 million for the three months ended September 30, 2005, compared with $0.9 for the corresponding period of 2004. On a similar basis, net income available to common shareholders was $2.6 million, or $0.15 per diluted share for the quarter. This compares to a net loss available to common shareholders of $1.6 million, or a loss of $0.26 per diluted share for the same period of 2004.

Pro forma income from operations before income taxes and interest expense, which excludes stock-based compensation expense, for the three months ended September 30, 2005 was $2.7 million compared with $1.0 million during the same period last year. These results represent a 172% increase year over year. Giving effect to the Company’s sale of common stock and the redemption and conversion of preferred stock and redeemable common stock and certain warrants in its June 29, 2005 initial public offering, pro forma dilutive earnings per share was $0.15 and $0.06 for the quarters ended September 30, 2005 and 2004, respectively

A reconciliation of GAAP to pro forma results has been provided in the financial statement tables included in the press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Kenexa had cash and cash equivalents of $39.1 million at September 30, 2005, an increase from $24.8 million at the end of the prior quarter. The increase in cash was due to proceeds from the Company’s recent IPO, as well as strong cash from operations. For the three months ended September 30, 2005, the Company generated $8.4 million in cash from operations, an increase of 153% on a year-over-year basis. Deferred revenue at the end of the third quarter was $11.0 million, an increase of 97% on a year-over-year basis and 27% sequentially.

Don Volk, Chief Financial Officer of Kenexa, stated, “The momentum of our business was evidenced by our highest quarterly total revenue growth in years. In addition, the strength in new business and better than expected collections helped to drive very strong cash flow in the quarter that was at the highest level in the history of the company.”

Business Outlook

Based on information as of November 1, 2005, the Company is issuing guidance for the fourth quarter and full year 2005 as follows:

Fourth Quarter 2005: Revenue to be $17.2 to $17.8 million, Subscription revenue to be $13.6 to $14.0 million and pro forma operating income to be $2.6 to $2.8 million. Assuming our 6% tax rate due to our NOL carryforward and 17.9 million shares outstanding we expect our pro forma diluted earnings per share to be $0.15 to $0.16. Full Year 2005: Revenue to be $64.8 to $65.4 million, Subscription revenue to be $50.0 to $50.4 million and operating income to be $9.2 to $9.4 million.

Other Quarter Highlights

•	Over 10 “preferred partner” customers were added during the quarter (defined as customers that spend more than $50,000 annually).

•	Existing customers continued to purchase additional solutions from Kenexa. The average annual revenue from the Company’s top 80 customers continued to be in the $550,000 range, an increase from the $392,000 level at the end of 2004.

•	Revenue during the third quarter was diverse across the customer base, with no customers accounting for more than 10% of quarterly revenue and the top 5 customers representing less than 25% of revenue.

Kenexa will host a conference call today, November 1, 2005, at 5:00 pm (EST) to discuss the Company’s financial results and financial guidance. To access this call, dial 800-289-0529 (domestic) or 913-981-5523 (international). A replay of this conference call will be available through November 7, 2005, at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 5294668. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s Web site, (www.kenexa.com) and a replay will be archived on the Web site as well.

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Kenexa’s Registration Statement on Form S-1 and the form of the prospectus contained therein, as amended, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Kenexa

Kenexa Corporation (www.kenexa.com) provides software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Kenexa solutions include applicant tracking, employment process outsourcing, phone screening, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics. Kenexa is headquartered in Wayne, Pa. More information about Kenexa and its global locations can be accessed at www.kenexa.com.

Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein remain the property of their respective owners.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of pro forma income from operations before income taxes and interest expense and stock-based compensation expense which is reconciled to income from operations before income taxes and interest expense which we believe is the most comparable GAAP measure. Additionally this release includes pro forma income from operations per share and pro forma income from operations per share data, which is disclosed in tabular form to present the data used in the calculation of the per share data. The pro forma weighted shares contained in the table are reconciled to the weighted shares outstanding which we believe is the most comparable GAAP measure. We use these non-GAAP financial measures for internal managerial purposes as a means to evaluate period-to-period comparisons. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, income from operations before income taxes and interest expense, calculated in accordance with generally accepted accounting principles.

Pro forma income from operations before income taxes and interest expense is defined as income from operations before income taxes and interest expense less amortization of stock compensation expense. We consider pro forma income from operations before income taxes and interest expense to be an important indicator of the operational strength of the Company. This measure eliminates the effects of amortization of stock compensation expense from period to period, which we believe is useful to management and investors in evaluating the operating performance of the Company, as amortization costs are not directly attributable to the underlying performance of the Company’s business operations.

Contact

MEDIA CONTACT:

Sarah Teten	Jeanne Achille
Kenexa	The Devon Group
(800) 391-9557	(732) 542-2000, ext. 11
sarah.teten@kenexa.com	jeanne@devonpr.com

INVESTOR CONTACT:

Kori Doherty
Integrated Corporate Relations
(617) 217-2084
kdoherty@icrinc.com

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(In thousands)

	September 30, 2005	December 31, 2004
Current assets
Cash and cash equivalents	$39,093	$9,494
Accounts receivable, net	10,426	7,948
Unbilled receivables	903	541
Deferred income taxes	2,016	1,023
Prepaid expenses and other current assets	2,245	1,345

Total current assets	54,683	20,351

Property and equipment, net	4,396	2,469
Software, net	765	1,206
Goodwill	8,811	8,535
Intangible assets, net	139	52
Other assets and deferred financing costs, net	535	675

Total assets	$69,329	$33,288

Current liabilities
Accounts payable	$2,993	$1,664
Note payable	93	—
Commissions payable	807	569
Other accrued liabilities	2,456	1,377
Accrued compensation and benefits	3,795	3,487
Deferred revenue	11,031	6,650
Capital lease obligations	211	199

Total current liabilities	21,386	13,946

Capital lease obligations, less current portion	215	277
Note payable less current portion	132	—
Other non-current liabilities	66	101
Shares subject to mandatory redemption
Series A preferred stock	—	41,727
Series B preferred stock	—	17,178

Total liabilities	21,799	73,229

Commitments and contingencies
Redeemable class B common stock	—	5,291
Redeemable class C common stock	—	4,571

Total shareholders’ equity (deficiency)	47,530	(49,803)

Total liabilities and shareholders’ equity (deficiency)	$69,329	$33,288

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

(In thousands except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue:
Subscription revenue	$13,377	$9,347	$36,370	$26,451
Other revenue	3,857	2,559	11,201	6,881

Total revenue	17,234	11,906	47,571	33,332
Cost of revenue (exclusive of depreciation, shown separately below)	4,935	3,495	13,592	8,535

Gross profit	12,299	8,411	33,979	24,797

Operating expenses:
Sales and marketing	4,218	3,212	11,748	9,901
General and administrative	4,036	2,516	10,912	7,197
Research and development	961	1,107	3,038	3,234
Depreciation and amortization	498	638	1,555	1,814

Total operating expenses	9,713	7,473	27,253	22,146
Income from operations before income taxes and interest expense	2,586	938	6,726	2,651
Interest (income) expense	(220)	43	(222)	138
Interest (income) expense on mandatory redeemable shares	0	2,109	3,396	6,262

Income (loss) from operations before income tax	2,806	(1,214)	3,552	(3,749)
Income tax expense on operations	219	81	477	143

Net income (loss)	2,587	(1,295)	3,075	(3,892)

Accretion of redeemable class B and C common shares	0	(255)	(41,488)	(765)

Net loss available to common shareholders	$2,587	$(1,550)	$(38,413)	$(4,657)

Basic net income (loss) per weighted average common share outstanding:	$0.15	$(0.26)	$(4.02)	$(0.77)

Weighted average number of common shares outstanding used in calculation of basic net income (loss) per share	17,436,026	6,033,834	9,558,486	6,033,834

Diluted net income (loss) per weighted average common share outstanding:	$0.15	$(0.26)	$(4.02)	$(0.77)

Weighted average number of common shares outstanding used in calculation of diluted net income (loss) per share	17,851,098	6,033,834	9,558,486	6,033,834

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited, continued)

(In thousands except share and per share amounts)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Pro forma income from operations before income taxes and interest expense excludes stock-based compensation.

Pro forma income from operations before income taxes and interest expense calculation:

Income from operations before income taxes and interest expense	$2,586	$938

Stock-based compensation	119	57

Pro forma income from operations	$2,705	$995

Weighted average number of common shares outstanding used in calculation of basic net loss per share	17,436,026	6,033,834

Pro forma issuance of 5 million shares and conversion of all preferred and common shares and certain warrants on March 31, 2005 and March 31, 2004	—	11,402,192

Dilutive effect of options and warrants	415,072	415,072

Shares used in per share calculation of pro forma earnings from operations	17,851,098	17,851,098

Pro forma earnings per diluted share	$0.15	$0.06

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Nine Months ended September 30,
	2005	2004
Cash flows from operating activities

Net income (loss)	$3,075	$(3,892)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,555	1,814
Amortization of deferred financing fees	69	62
Bad debt expense	154	252
Accrued interest on mandatory redeemable preferred stock	3,396	6,261
Changes in assets and liabilities
Accounts and unbilled receivables	(2,994)	(1,992)
Deferred income taxes	(993)	0
Prepaid expenses and other current assets	(896)	(271)
Other assets	87	(149)
Accounts payable	1,107	(245)
Accrued compensation and other accrued liabilities	2,279	574
Commissions payable	237	33
Deferred revenue	4,331	2,348
Other liabilities	(35)	(29)

Net cash provided by operating activities	11,372	4,766

Cash flows from investing activities

Purchases of property and equipment	(2,840)	(949)
Acquisition, net of cash acquired	(164)	0

Net cash used in investing activities	(3,004)	(949)

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited, continued)

(in thousands)

	Nine Months ended September 30,
	2005	2004
Cash flows from financing activities

Net repayments under line of credit agreement	—	(1,558)
Repayments of notes payable	(16)
Repurchase of common shares	(515)	—
Collections of notes receivable	160	—
Net proceeds from initial public offering	61,840	—
Redemption of series A and B preferred stock	(40,000)	—
Deferred financing costs	(16)	(5)
Repayments of capital lease obligations	(171)	(269)

Net provided by (used in) financing activities	21,282	(1,832)

Effect of exchange rate changes on cash and cash equivalents	(51)	40

Net increase (decrease) in cash and cash equivalents	29,599	2,025

Cash and cash equivalents at beginning of period	9,494	3,078

Cash and cash equivalents at end of period	$39,093	$5,103

Supplemental disclosures of cash flow information

Cash paid (received) during the period for:
Interest	$(272)	$94

Income taxes	$360	$227

Noncash investing and financing activities

Accretion of class B common stock and class C common stock to redemption value	41,488	765

Redemption and conversion of class B and class C common stock to class A common stock	51,351	—

Note receivables applied to accrued bonus	151	—